Exhibit (a)(1)(d)
Offer to Purchase for Cash
by
Good Falkirk (MI) Limited,
an indirect wholly-owned subsidiary of Taylor Maritime Investments Limited, of
all of the issued ordinary shares, other than shares held by
Good Falkirk (MI) Limited and shares held in treasury,
in the capital of
GRINDROD SHIPPING HOLDINGS LTD.
at
$21.00 Per share
to be paid in conjunction with a Special Dividend from such Company of $5.00 per share representing an aggregate Transaction Value to Company shareholders of $26.00 per share
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK TIME ON NOVEMBER 28, 2022, UNLESS THE OFFER IS EXTENDED.
To Our Clients:
Enclosed for your consideration is an Offer to Purchase, dated October 28, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the Offer (as defined below)) in connection with the offer by Good Falkirk (MI) Limited (“Offeror”), a Republic of Marshall Islands company and indirect wholly owned subsidiary of Taylor Maritime Investments Limited, a Guernsey company limited by shares with a listing on the premium segment of the Official List of the London Stock Exchange (“TMI”), to purchase all of the issued ordinary shares (the “Shares”), other than Shares held by Offeror and Shares held in treasury, in the capital of Grindrod Shipping Holdings Ltd., a Singapore public company (the “Company”), at a price of $21.00 per Share (the “Offer Price”), payable to the holder thereof in cash, without interest thereon, to be paid in conjunction with a special dividend from the Company of $5.00 per Share (the “Special Dividend”), representing an aggregate transaction value to Company shareholders of $26.00 per Share (the “Transaction Value”), less any required withholding tax, all upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, as they may be amended from time to time (the “Offer”).
We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be sent by you to tender Shares held by us for your account.
We request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.
Your attention is directed to the following:
1.
The Offer Price is $21.00 per Share, in cash, without interest thereon, to be paid in conjunction with a special dividend from the Company of $5.00 per Share, representing an aggregate Transaction Value to Company shareholders of $26.00 per Share, less any required withholding tax, all upon the terms and subject to the conditions set forth in the Offer;

2.	The Offer is being made for all of the Shares, other than Shares held by Offeror and Shares held by the Company in treasury, solely for cash;
3.	The Offer is scheduled to expire on November 28, 2022 at 11:59 p.m., New York time, unless Offeror extends the Offer.
4.	If, as of the expiration time, all of the Offer conditions have been satisfied, Offeror shall irrevocably accept for payment all Shares that have been validly tendered and not withdrawn.
5.
Immediately following such acceptance time, Offeror will provide for a subsequent offering period during which Company shareholders who have not previously validly tendered their Shares may do so. The subsequent offering period will last at least fifteen (15) Business Days (as defined in the Offer to Purchase). No withdrawal rights shall apply during the subsequent offering period.

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6.
Offeror may extend the expiration of the Offer, and, if Offeror does so, Company shareholders will be able to continue to tender Shares and to withdraw such tendered Shares during such extension. However, prior to the new expiration time, the new initial offer period to such date, and Company shareholders withdrawal rights, will terminate immediately when all conditions to the Offer are satisfied, as further described in “THE OFFER – Section 4. Withdrawal Rights” and “RULINGS AND RELIEF GRANTED BY THE SEC AND THE SIC,” of the Offer to Purchase.

7.
There is no financing condition to the Offer. However, the Offer is subject to the satisfaction or waiver of various other conditions described in “THE OFFER - Section 11. Conditions to Offer,” of the Offer to Purchase.

8.
The Offer is being made pursuant to the Transaction Implementation Agreement, dated as of October 11, 2022, by and among the Company, TMI and Offeror (the “Implementation Agreement”). In connection with entering into the Implementation Agreement, each of Grindrod Investments Proprietary Limited (“Grindrod Investments”) (which holds 1,922,740 Shares, representing 10.12% of all the Shares as of October 12, 2022) and Michael Hankinson (who holds 16,423 Shares (excluding 4,166 Company Forfeitable Shares (as defined in the Offer to Purchase) held by him), representing 0.09% of all the Shares as of October 12, 2022) (each, a “Tender and Support Party”) has executed a tender and support agreement with TMI and Offeror (collectively the “Tender and Support Agreements”), under which each Tender and Support Party has agreed to accept the Offer in respect of, and tender their Shares into the Offer at or prior to the expiration time of the Offer, in the aggregate, 1,939,163 Shares, representing, in the aggregate, 10.21% of the total Shares outstanding as of October 12, 2022.

9.	At a meeting of the Company Board held on October 9, 2022, the Company Board, except for the recused director Paul Charles Over, unanimously:
a.
determined that the Offer, the Implementation Agreement and the transactions contemplated thereby, including the Special Dividend, are fair (both substantively and procedurally) to, advisable and in the best interests of the Company and its shareholders (other than TMI, Offeror and the other affiliates of the Company);

b.
approved the execution and delivery by the Company of the Implementation Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Offer and the other transactions contemplated by it upon the terms and subject to the conditions set forth therein; and

c.
resolved, subject to the terms and conditions set forth in the Implementation Agreement, to recommend that the holders of Shares (other than TMI and Offeror) tender their Shares to Offeror pursuant to the Offer. See “SPECIAL FACTORS – Section 3. Recommendation by the Board of Directors of the Company,” of the Offer to Purchase.

10.
South African exchange control permissions were granted to the Company in respect of the listing of the Company, outside of South Africa, on the Nasdaq Global Select Market (“NASDAQ”) and a further approval was received by the Company from the South African Reserve Bank in respect of such exchange control permissions in the context of the Offer. In accordance with such approval, Company shareholders holding their Shares on the Main board of the Johannesburg Stock Exchange (the “JSE”) will receive the Offer Price of $21.00 per Share, and the Special Dividend of $5.00 per Share, in the equivalent amount of South African Rand. For further details please see “THE OFFER – Section 1. Terms of the Offer”‘; “THE OFFER – Section 3. Tender Procedures — Settlement of the Consideration”; and “THE OFFER – Section 7. Price Range of Shares; Dividends,” of the Offer to Purchase.

11.
Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A., the depositary for the Offer, of (a) certificates for Shares pursuant to the procedures set forth in Section 3 of the Offer to Purchase, or timely book-entry confirmation with respect to such Share, (b) the Letter of Transmittal properly completed and duly executed, with any required signature guarantees or in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 of the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal.

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If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.
You may obtain information regarding the Offer
from the Information Agent as follows:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
Attn: Relationship Manager
All Holders Call Toll-Free: (866) 695-6078
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INSTRUCTIONS
With respect to the Offer to Purchase for Cash
by
Good Falkirk (MI) Limited,
an indirect wholly-owned subsidiary of Taylor Maritime Investments Limited, of
all of the issued ordinary shares, other than shares held by
Good Falkirk (MI) Limited and shares held in treasury,
in the capital of
GRINDROD SHIPPING HOLDINGS LTD.
at
$21.00 Per share
to be paid in conjunction with a Special Dividend from such Company of $5.00 per share representing an aggregate transaction value to Company shareholders of $26.00 per share
The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated October 28, 2022, and the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the Offer (as defined below)) in connection with the offer by Good Falkirk (MI) Limited (“Offeror”), a Republic of Marshall Islands company and indirect wholly owned subsidiary of Taylor Maritime Investments Limited, a Guernsey company limited by shares with a listing on the premium segment of the Official List of the London Stock Exchange (“TMI”), to purchase all of the issued ordinary shares (the “Shares”), other than Shares held by Offeror and Shares held in treasury, in the capital of Grindrod Shipping Holdings Ltd., a Singapore public company (the “Company”), at a price of $21.00 per Share (the “Offer Price”), payable to the holder thereof in cash, without interest thereon, to be paid in conjunction with a special dividend from the Company of $5.00 per Share (the “Special Dividend”), representing an aggregate transaction value to Company shareholders of $26.00 per Share (the “Transaction Value”), less any required withholding tax, all upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, as they may be amended from time to time (the “Offer”).
This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.
NUMBER OF SHARES TO BE TENDERED*
Shares:
Account Number:
Taxpayer Identification or Social Security Number(s):
Dated:       ,    2022
*Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.
SIGN BELOW:
Signatures(s):

Please Type or Print Name(s) Below:

Please Type or Print Address(es) Below:

Please Type or Print Are Code and telephone Number(s):

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